Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Landcadia Holdings II, Inc. (now known as Golden Nugget Online Gaming, Inc.) on Form S-1 of our report dated March 27, 2020, with respect to our audits of the financial statements of Landcadia Holdings II, Inc. as of December 31, 2019 and 2018 and for the three years ended December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

January 22, 2021